EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 13, 2018, relating to the consolidated financial statements of National American University Holdings, Inc. and subsidiaries appearing in the Annual Report on Form 10-K/A of National American University Holdings, Inc. for the year ended May 31, 2018.

/s/ Deloitte & Touche LLP
Minneapolis, Minnesota
December 17, 2018